Exhibit 99.1
Table 1
Wyndham Worldwide Corporation
2007 Earnings and Seasonality Guidance
(In millions, except per share data)

	Low	High
Net Revenues
Lodging	$700	$730
Vacation Exchange and Rentals	1,240	1,290
Vacation Ownership	2,400	2,500

Total Reportable Segments	$4,350	$4,510

Adjusted EBITDA
Lodging	$215	$230
Vacation Exchange and Rentals	310	330
Vacation Ownership	380	400
Corporate and Other	(80)	(65)

Total Adjusted EBITDA	835	875

Depreciation and amortization	(170)	(160)

Interest expense, net	(80)	(70)

Income before income taxes	585	645

Provision for income taxes	(220)	(245)

Adjusted net income	$365	$400

Diluted earnings per share	$1.98	$2.17

Diluted shares	184	184

	2007 Seasonality
	Q1		Q2		Q3		Q4
	LOW	HIGH	LOW	HIGH	LOW	HIGH	LOW	HIGH

Net Revenues
Lodging	20%	22%	25%	27%	27%	29%	24%	26%
Vacation Exchange and Rentals	23%	25%	23%	25%	27%	29%	23%	25%
Vacation Ownership	21%	23%	24%	26%	26%	28%	25%	27%

Total Reportable Segments	22%	24%	24%	26%	26%	28%	24%	26%

EBITDA
Lodging	20%	22%	24%	26%	30%	32%	22%	24%
Vacation Exchange and Rentals	26%	28%	16%	18%	36%	38%	18%	20%
Vacation Ownership	16%	18%	24%	26%	26%	28%	30%	32%

Total Reportable Segments	20%	22%	22%	24%	30%	32%	24%	26%

Note 1:	Projections do not total because we do not expect the actual results of all segments to be at the highest or lowest end of any projected range simultaneously.

Note 2:	Projections exclude separation and related as well as legacy adjustments.

Note 3:	It is not practical to provide a reconciliation of forecasted Adjusted EBITDA for the full year 2007 to the most directly comparable GAAP measure, net income, because certain items cannot be reasonably estimated or predicted at this time. Any of those items could be significant to our financial results.

Table 2
Wyndham Worldwide Corporation
2007 Driver Guidance

Lodging	Low	High
RevPAR	5%	7%

Weighted Average Rooms Available	2%	4%

Vacation Exchange and Rentals
Average Number of Members	4%	6%

Annual Dues and Exchange Revenue per Member	1%	3%

Vacation Rental Transactions	6%	8%

Average Net Price per Vacation Rental	6%	8%

Vacation Ownership
Tours	9%	11%

Volume per Guest (VPG)	4%	6%